Exhibit 99.1
Calix Announces Stock Repurchase Program

PETALUMA, CA – April 28, 2015 – Calix, Inc. (NYSE: CALX) today announced that its board of directors has approved a program to repurchase up to $40 million of its common stock from time to time.
The buyback authorization would equate to approximately 4.8 million shares in the aggregate, or approximately 9% of our common stock issued and outstanding as of February 25, 2015, assuming that Calix repurchases the entire authorized amount at a price per share of $8.42, the closing trading price per share of its common stock on April 27, 2015.
“Calix’s management team is confident of the company’s continued opportunities for growth in a world of increasing demand for broadband access. We see our stock as being a good investment in this environment,” said Carl Russo, Calix president and CEO. “Our strong balance sheet and consistent cash generation give us the resources to be able to adopt this program while pursuing our goal of continuing to invest in our business and to position the company to win new customers and to target new customer segments.”
Stock may be purchased under this program in open market or private transactions, through block trades, and/or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Exchange Act. Any open market purchases will be made in accordance with the limitations set out in Rule 10b-18 of the Exchange Act. The decision to consummate any repurchases (including any decision to adopt a 10b5-1 plan for this purpose) will be made at management’s discretion at prices management considers to be attractive and in the best interests of the company and its stockholders.
The repurchase program may be suspended, terminated or modified at any time. The program does not oblige the company to purchase any particular number of shares.
About Calix
Calix (NYSE: CALX) is a global leader in access innovation. Its Unified Access portfolio of broadband communications access systems and software enables communications service providers worldwide to transform their copper- and fiber-based networks and become the broadband provider of choice to their subscribers. For more information, visit the Calix website at www.calix.com. For more information about gigabit networks, visit www.calix.com/gigabit/.
Forward-Looking Statements
Statements made in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, whether or not we repurchase all or any of the shares as part of this program, the method of such repurchases if consummated, the price at which such repurchases may be consummated, our expectations for future growth and investment in the company and our ability to do so. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to the risks described in our 2014 Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled "Risk Factors." Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management's good faith belief as of that time with respect to future events. We assume no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Calix Press Release	Page 2

Investor Inquiries:
David H. Allen
408-474-0080
David.Allen@calix.com

William J. Atkins
408-474-0052
William.Atkins@calix.com